EXHIBIT 99.1

Terra Tech Expands Offering of Pre-Filled Cannabis Oil Cartridges

Cartridges contain lab tested, natural and highest quality cannabis oil

NEWPORT BEACH, Calif., June 23, 2016 – Terra Tech Corp. (OTCQX: TRTC) ("Terra Tech" or the "Company"), a vertically-integrated, cannabis-focused agriculture company, today announced it has expanded its offering of the IVXX Vape Product line with the launch of the "Z92" cartridges, the second line of cannabis oil cartridges. This follows the launch of the Company's original Z35 cannabis oil cartridge line in April 2016.

Terra Tech's pre-filled cartridges are offered in a variety of cannabis strains, which are easy-to-use and are conveniently designed for vaporizers as well. IVXX Z92 cartridges have a Tetrahydrocannabinol (THC) content level between 75 to 85 percent compared with the 60 to 68 percent of the Z35s. Made from local, sustainably grown cannabis that has been cleanly extracted using supercritical CO2, the oil is lab-formulated for consistency, and lab-tested for purity and potency. Through its low heat refinement technique and a unique filtering method, the Company maintains the natural terpene profile of each strain. There is no reintroduction of terpenes or flavor enhancers at any time in the process, as is true with all IVXX products.

Derek Peterson, CEO of Terra Tech, commented, "We successfully launched our first line of pre-filled cartridges in April 2016 which is currently being sold through our retail stores and Callow Distribution. We are seeing significant demand as we ramp up production to grow market share and cater to a wider client base. This new line of 500mg cartridges contains higher-potency cannabis oil and is designed for use with our IVXX Vape product line. We continue to develop a whole suite of different cartridge types to appeal to different preferences in the market."

David Weidenbach, CEO of Presley Holdings, the parent company of Callow Distribution commented, "I've really enjoyed working with Derek and the entire Terra Tech team throughout the development process. The significant demand for vape cartridges has been well established in the California market as consumers are more educated than ever. With this type of market demand comes the equivalent in consumer options. Therefore, if Callow was going to support an IVXX vape line, we needed to do it with the intention of doing it better. This is accomplished by providing consumers consistent, high quality oil with no additives and superior delivery hardware we can stand by. This is coupled with highly competitive prices conducive to the maturity of the California vape market. Callow does business with people, not products. Terra Tech's team is comprised of good people and I look forward to what the future holds."

Terra Tech assembles the pre-filled cartridges at its IVXX Extraction Lab, and distributes them via its Blüm retail locations in Nevada and California, and via Callow Distribution, a wholly-owned subsidiary of Presley Holdings. Callow Distribution, the exclusive distributor of Terra Tech's IVXX product line, is a wholesale distributor that specializes in the brand development and product placement of cannabis products throughout the state of CA.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses, including: Blüm, IVXX Inc., Edible Gardens, MediFarm LLC and GrowOp Technology. Blüm's retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blüm offers a broad selection of medical cannabis products including: flowers, concentrates and edibles through its Oakland, CA dispensary and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company's wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech's MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company's wholly-owned subsidiary, GrowOp Technology, specializes in controlled environment agricultural technologies.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/
For more information about IVXX visit: http://ivxx.com/
For more information about Blüm Oakland visit: http://blumoak.com/
Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline
Follow us on Twitter @terratechcorp
Follow us on Instagram @socal_IVXX
For more information about Edible Garden visit: http://www.ediblegarden.com/
Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts
Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the Company's business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to: (i) our ability to integrate Black Oak Gallery, a California corporation ("Black Oak"), as well as vitamin and dietary supplement lines, into the Company's operations, (ii) product demand, market, and customer acceptance of the Company's products, (iii) the Company's ability to obtain financing to expand our operations, (iv) the Company's ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) the Company's ability to conduct the business of IVXX, Inc., the contemplated businesses of MediFarm, LLC, MediFarm I, LLC, and MediFarm II, LLC, if there are changes in laws, regulations, or government policies related to cannabis, (vii) the Company's ability to conduct operations if disease, insects, or mites affect Edible Garden Corp.'s produce, herbs, and floral products, and (viii) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson
KCSA Strategic Communications
TRTC@kcsa.com

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